Exhibit 10.4
TRADEMARK AGREEMENT

THIS TRADEMARK AGREEMENT (“Agreement”) is dated as of 24 February 2021 (the “Agreement Date”) and, irrespective of the Agreement Date, will be subject to Exchange Control (as such term is defined in the Purchase Agreement) and commence upon the Completion Date (as such term is defined in the Purchase Agreement) (the “Effective Date”). This Agreement is entered into by and between Inseego Corp., a Delaware corporation (“Inseego”), and Ctrack Holdings (Pty) Limited, a company incorporated in the Republic of South Africa (“Ctrack Holdings”), on the one hand (collectively, the “Inseego Companies” and separately each an “Inseego Company”) and CTrack Africa Holdings Proprietary Limited, a company incorporated in the Republic of South Africa (the “Company”), on the other hand, as well as Ctrack (SA) Proprietary Limited a company incorporated in the Republic of South Africa (“Ctrack SA”), Digicore Brands (Pty) Limited, a company incorporated in the Republic of South Africa (“Digicore Brands”), Digicore Technology (Pty) Limited, a company incorporated in the Republic of South Africa (“Digicore Technology”), and Digicore Electronics (Pty) Limited, a company incorporated in the Republic of South Africa (“Digicore Electronics”) (collectively, the “Digicore Companies” and separately each a “Digicore Company”) (all taken together collectively the “parties” and singularly a “party”). Capitalized terms used herein otherwise note defined shall have the meaning set forth in the Purchase Agreement (as defined below).
Introduction
A.Main Street 1816 Proprietary Limited (in the process of being renamed Convergence CTSA Proprietary Limited, a company incorporated in the Republic of South Africa (“Purchaser”) and Inseego have entered into a Share Purchase Agreement dated as of 24 February 2021 (“Purchase Agreement”) pursuant to which Purchaser purchased from Inseego and Inseego sold to Purchaser all of the outstanding shares of Company.
B.Company and Inseego have entered into a Transitional Services Agreement dated as of 24 February 2021 (“Transitional Services Agreement”) pursuant to which, among other things, Inseego will provide certain services to Company (and certain of its affiliates and subsidiaries) and Company will provide, or procure the provision of, certain services to Inseego (and certain of its affiliates and subsidiaries), all as more particularly described in the Transitional Services Agreement.
C.Inseego and the Company (and certain of its affiliates and subsidiaries) have entered into a License Agreement dated as of 24 February 2021 (the “License Agreement”), pursuant to which, amongst others, Inseego has licensed the Pegasus Platform to the Company (and its affiliates and subsidiaries) and the Company has licensed the Ctrack Technology to Inseego and its affiliates, in each case as further set forth in the License Agreement.
D.Pursuant to the Purchase Agreement, the Company shall acquire from Inseego ownership and control of the Digicore Companies.
E.The Digicore Companies own various Trademarks associated with the Ctrack Products and Services, many of which are pending or registered in the Ctrack Territory, the

Inseego Territory and Rest of World. The Trademarks licensed to each Inseego Company are set forth in Exhibit A (the “Licensed Marks”).
F.The Licensors (defined below) wish to license to each Inseego Company use of the Licensed Marks for a limited time under the terms set out herein.
G.In consideration of the mutual promises of the parties, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, with intent to be legally bound, agree as follows:
Agreement
1.DEFINITIONS.
“Affiliate” means, in relation to a person, any other person directly or indirectly Controlling, Controlled by or under common Control with such person. For purposes of this Agreement the term “Control” means, in relation to a person, the ability of another person (“Controller”), directly or indirectly, to direct or materially influence the management and policies of that person or to ensure that the activities and business of that person (“Controlled Entity”) are conducted in accordance with the wishes of the Controller, and the Controller shall be deemed to so control the Controlled Entity if the Controller owns, directly or indirectly, the majority of the issued share capital, members interest or equivalent interest in and/or is able to exercise influence over a majority of the voting rights in the Controlled Entity (whether at a shareholder, director, trustee or management committee level) and “Controlling” and “Controlled” shall have a corresponding meaning.
“Ctrack Products and Services” means the business of fleet management and telematics solutions, including but not limited to vehicle tracking, routing and scheduling, cameras, stolen vehicle response and intelligent dashboards and insurance telematics solutions via an integrated telematics SaaS solution as such business was conducted in the Inseego Territory and RoW (or portions of the Inseego Territory and RoW) prior to the Effective Date.
“Ctrack Territory” means the continent of Africa, Pakistan and the following countries of the Middle East: Lebanon, Israel, the West Bank and Gaza, Jordan, Iraq, Saudi Arabia, Yemen, Oman, United Arab Emirates, Qatar, Bahrain, and Kuwait.
“Inseego Territory” means North America, Australia, New Zealand, Europe and the United Kingdom.
“Licensees” means the Inseego Companies.
“Licensors” means the Company, Ctrack SA and the Digicore Companies.
“Rest of World” or “RoW” means all countries of the world and otherwise throughout the world where the Licensees have customers (which for avoidance of doubt will include where Licensees’ customers’ offices and end users are located), distributors, marketers, and/or offices as at the Effective Date, but excludes the countries included in the Ctrack Territory and the Inseego Territory.
“Trademarks” means trademarks, service marks, logos, trade dress, branding, look and feel and similar indicators of the sources of goods or services.

2.LICENSE GRANT.
A.It is the intention of the parties that the Licensor shall own all the domain names, social media accounts and email addresses registered by Licensee, Licensor, and their respective Affiliates that include the Licensed Marks, or are otherwise relevant to the Licensor’s or any of its Affiliates’ business (but excluding the Inseego Accounts (defined below)) but excluding the domain names, social media accounts and email addresses used solely by the Licensees or their Affiliates at the Effective Date (the former being the Ctrack Accounts, the latter excluded category being the Licensed Domain Names and Social Media Accounts and the Email Addresses, respectively) with effect from the Effective Date. To the extent that the Ctrack Accounts are not owned by the Licensor at the Effective Date, the parties agree that by the later of 30 June 2021 and the Completion Date, provided the applicable domain name registrar’s policy or social media account platform permits such transfer and provided the Licensor takes all steps reasonably required of Licensor to effect any such transfer, the Licensee shall have transferred to the Licensor the Ctrack Accounts.
B.It is the intention of the parties that the Licensee shall own all the domain names, social media accounts and email addresses that include the words “CLARITY”, “PEGASUS”, “INSEEGO”, or similar, or are otherwise relevant to the Licensee’s or any of its Affiliates’ business (and that do not include Licensed Marks) (the Inseego Accounts) with effect from the Effective Date. To the extent that these Inseego Accounts are not owned by the Licensee at the Effective Date, the parties agree that by the later of 30 June 2021 and the Completion Date, provided the applicable domain name registrar’s policy or social media account platform permits such transfer and provided Licensee takes all steps reasonably required of Licensee to effect any such transfer, the Licensor shall have transferred to the Licensee the Inseego Accounts.
C.Subject to the terms and conditions of this Agreement, the Licensors hereby grant to the Licensees a royalty-free, fully paid, non-transferable (except as permitted under Section 7.A), sublicensable (in accordance with Section 7.B), license to use the Licensed Marks, as follows:
(i)in the Inseego Territory and RoW for a period of 12 (twelve) months from the Effective Date (“License Period”), solely (a) as part of the orderly transition of the business of Inseego in the Inseego Territory and RoW off the Ctrack brand (including the Licensed Marks) and (b) in connection with providing products, services, support, documentation, information and training, and services and materials ancillary thereto to (x) third parties during the License Period, such license is exclusive in the Inseego Territory (including with respect to the Company and its Affiliates) and non-exclusive in the RoW, and (y) to the Company and its Affiliates during the License Period;
(ii)to use the Licensed Domain Names and Social Media Accounts and Email Addresses exclusively in the Inseego Territory (including with respect to the Company and its Affiliates) and non-exclusively in the RoW for the License Period; provided that: (i) on expiry of the License Period Licensee shall transfer the Licensed Domain Names and Social Media Accounts to Licensor as provided in Section 11 and upon such transfer the Licensor shall, for the remainder of the Restrictive Period, maintain the applicable Licensed Domain Names and Social Media Accounts and redirect the Licensee’s users of the Licensed Domain Names and Social Media Accounts to a different website or social media account under a domain name or a social media account name or user name elected by the Licensees that does not include the word “CTRACK” or similar or the Licensed Marks; and (ii) for a period through 12 (twelve months) after the expiry of the Restrictive Period, the Licensor shall continue to redirect the Licensee’s users of the Licensed Email Addresses to a different email address elected by the Licensees under a domain name that does not include the word “CTRACK” or similar or the Licensed Marks;
which license the Licensees hereby accept (the “License”).
D.Notwithstanding any expiration of the License, the Licensees (and their sublicensees) may continue to use the Licensed Marks with the prior written consent of the Company in connection with providing products, services, support, documentation, information and training, and services and materials ancillary thereto, to the Company and its Affiliates, and to any third party that the Company or its Affiliates may designate in writing, and the terms and conditions of this Agreement will apply mutatis mutandis.
E.Before expiry of the Restrictive Period, the Licensees shall (and shall procure that their Affiliates shall) change any corporate name used for an active, operating company that existed prior to the Effective Date that includes a Licensed Mark to any name that does not include any Licensed Mark or any words or terms confusingly similar thereto with the appropriate government, administrative, or other similar registry. For avoidance of doubt, (i) nothing in this Section 2C or otherwise in this Agreement shall require the Licensee or any Licensee Affiliate to take any such action with respect to a corporate name used for a dormant or inactive company or a holding company, so long as such company is and remains a dormant, inactive or holding company; (ii) should any inactive or dormant company become active after the Effective Date, such company shall not have a right to use the Licensed Marks; and (iii) the corporate names may be used as trade names by the Licensees only during the License Period. No trade name use of the corporate names shall be permitted after the License Period, and, by the expiry of the Restrictive Period, the Licensee shall complete the process of changing the relevant corporate names.
F.Except as set forth otherwise in this Agreement, upon the expiration of the License, each of the Licensees shall (and shall procure that their Affiliates shall) discontinue all use of the Licensed Marks and the Licensees will have no further rights, privileges, or licenses under this Agreement. Notwithstanding the aforegoing, the Licensees and their Affiliates shall not be required to recall, revise, amend, or re-issue any products, software, software as a service, or other materials distributed to customers of the Licensee or its Affiliates as at the Effective Date or during the License Period that include the Licensed Marks, until a date that falls 12 (twelve) months after the Restrictive Period, provided that such Licensed Marks are only used in relation to (i) renewal or reissue licenses for legacy branded Ctrack Products and Services that include the Licensed Marks, (ii) additional seat licenses for legacy branded Ctrack Products and Services that include the Licensed Marks. Licensees and their Affiliates may accurately state until the expiry of the Restrictive Period in the Inseego Territory that rebranded Ctrack Products and Services were “formerly known as Ctrack” (or other Licensed Mark), or a statement similar thereto.
The Licensees and their Affiliates may beyond the expiration of the License reference historical media articles and press releases on its website, marketing, and in documents directed to customers, potential customer and investors, and provide links to such historical media and press releases which included reference to the Licensed Marks at the time of publication; and the Licensees and their Affiliates shall have no obligation to edit or remove historical posts from their own or third party controlled media including without limitation social media, that included reference to the Licensed Marks at the time of publication.
3.OWNERSHIP OF THE MARKS.
A.Ownership.

    Licensees acknowledge and agree that, under the License, they acquire only the License and that all rights and title in the Licensed Marks, including all goodwill associated with the Licensed Marks, shall be the sole and exclusive property of the relevant Licensor. Any goodwill developed through, or associated with, the use of the Licensed Marks by the relevant Licensee shall inure solely and exclusively to the benefit of the relevant Licensor.
B.No Contest.
(i)Each Licensor agrees not to (and to procure that its Affiliates do not) challenge or contest, or cause any third party to challenge or contest, any name or mark that is or includes INSEEGO or CLARITY, the validity of any name or mark that is or includes INSEEGO or CLARITY, or any applications or registrations therefor, anywhere in the world.
(ii)Each Licensee agrees not to (and to procure that its Affiliates do not) challenge or contest, or cause any third party to challenge or contest, the relevant Licensee’s rights in the Licensed Marks or in any name or mark that is or includes CTRACK, the validity of the Licensed Marks, any name or mark that is or includes CTRACK or any applications or registrations therefor, anywhere in the world.
C.Non Use
(i)Each Licensor will not (and will procure that its Affiliates do not) use any name or mark that is or includes INSEEGO or CLARITY, or any trademark, service mark, logo, trade dress, branding, look and feel or similar indicator of the source, or any domain name, corporate name, business name, trade name, social media account or user name, or similar account, that is or includes INSEEGO or CLARITY or that is the same as or confusingly similar to INSEEGO or CLARITY, anywhere in the world. Furthermore, each Licensor will not (and will procure that its Affiliates do not) use any trademark, service mark, logo, trade dress, branding, look and feel or similar indicator of the source, or any domain name, corporate name, business name, trade name, social media account or user name, or similar account, that is or includes any Licensed Mark, or that is the same as or confusingly similar to any Licensed Mark for the Restrictive Period (as defined in the License Agreement) in the Inseego Territory.
(ii)Except as expressly provided in Section 2 of this Agreement, each Licensee will not (and shall procure that its Affiliates do not) use any name or mark that is or includes any Licensed Mark or CTRACK, or any trademark, service mark, logo, trade dress, branding, look and feel or similar indicator of the source, or any domain name, corporate name, business name, trade name, social media account or user name, or similar account, that is or includes any Licensed Mark or CTRACK or that is the same as or confusingly similar to any Licensed Mark or CTRACK, anywhere in the world.
D.No Registration
(i)Each Licensor will not (and will procure that its Affiliates do not) register or attempt to register any name or mark that is or includes INSEEGO or CLARITY, or any trademark, service mark, logo, trade dress, branding, look and feel or similar indicator of the source, or any domain name, corporate name, business name, trade name, social media account or user name, or similar account, that is or includes INSEEGO or CLARITY or that is the same as or confusingly similar to INSEEGO or CLARITY, anywhere in the world.

(ii)Except as expressly provided in Section 2 of this Agreement, each Licensee undertakes not to (and to procure that its Affiliates do not) register or attempt to register the Licensed Marks, any name or mark that is or includes CTRACK, or any trademark, service mark, logo, trade dress, branding, look and feel or similar indicator of the source, or any domain name, corporate name, business name, trade name, social media account or user name, or similar account, that is or includes the Licensed Marks or CTRACK, or that is the same as or confusingly similar to the Licensed Marks or CTRACK, anywhere in the world.
4.QUALITY.
Licensee agrees that any products, services, or materials Licensee supplies in connection with the Licensed Marks under the License shall be of similar quality to the quality of products, services, or materials supplied prior to the Effective Date.
5.TRADEMARK PROTECTION.
Each Licensee agrees, during the term of use of any Licensed Mark pursuant to this Agreement, to provide any Licensor, at Licensors’ expense, such reasonable assistance as such Licensor may require in its efforts to register and protect the Licensor’s rights in the Licensed Marks.
6.THIRD PARTY INFRINGEMENT PROCEEDINGS.
In the event of any unauthorized use of any Licensed Mark by any third party in the Inseego Territory or RoW during the License Period, the applicable Licensor may elect, in its discretion, to (a) take such action, at its sole expense, in its own name or in the name of any Licensee or join any Licensee as a party, as it deems required in its sole discretion, and to retain all amounts awarded as damages, profits or otherwise in connection with such actions or in connection with any settlement entered into by Licensor, or (b) grant the applicable Licensee the right (but not the obligation) to take such action, at such Licensee’s own expense, and by attorneys of such Licensee’s choice, as such Licensee in its sole discretion may deem advisable, including the right to sue for infringement. Should the applicable Licensor request the assistance of the applicable Licensee in conjunction with any legal action described in paragraph (a), such Licensee agrees to cooperate fully and completely with such Licensor as requested by such Licensor, at such Licensor’s cost and expense, without any payment or other compensation to such Licensee beyond costs incurred by such Licensee in connection with such cooperation. Any action, as described in paragraph (b), taken by such Licensee will be taken in the name of such Licensee, unless otherwise agreed with the Licensor. Such Licensee will not enter into any settlement agreements without the applicable Licensor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and will not take any actions that will restrict or encumber such Licensor’s rights in the Licensed Marks in any way. To the extent that any Licensor has granted any Licensee the right to take action, at such Licensee’s own expense, against an alleged infringing use pursuant to the terms of paragraph (b) hereof, that Licensee shall be able to retain all amounts awarded as damages, profits or otherwise in connection with such actions or in connection with any settlement entered into by that Licensee (with such settlement subject to the approval of the applicable Licensor as set forth in this paragraph).
7.RIGHT TO ASSIGN AND SUBLICENCE.
A.Assign. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, subject to the provisions of this Agreement, that no party may cede, assign, delegate, transfer, or otherwise deal with any of its rights or obligations under this Agreement without the express prior written consent of the other parties; except that the Company, Ctrack SA and/or each Digicore Company, on the one hand, and the Inseego Companies, on the other hand, may, without such consent, assign this Agreement to any Affiliate or to any successor with respect to all or substantially all of the assets of such company or all of substantially all of the assets related to the subject matter of this Agreement, provided that the assigning Party has first obtained the assignee’s or successor’s written agreement to assume this Agreement including the rights, obligations, and covenants hereunder. Any purported assignment of rights or delegation of obligations in violation of this Section 7A, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.
B.Sublicence. Each Licensee may sublicence the Licence (in whole or in part) to any of its existing Affiliates or to customers, distributors, and marketers who make use of the Licensed Marks as at the Effective Date or during the License Period, on the same terms and conditions under this Agreement, however, the Licensees shall remain fully responsible and liable for each sublicensee’s compliance with the terms and conditions of this Agreement or any breach hereof.
8.DISCLAIMERS.
EXCEPT AS EXPLICITLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE LICENSED MARKS ARE LICENSED “AS IS,” WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND. EXCEPT AS EXPLICITLY PROVIDED OTHERWISE IN THIS AGREEMENT, LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED MARKS, INCLUDING, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. For clarity, nothing in this Section shall limit the warranties or representations made by any party under in the Purchase Agreement.
9.LIMITATIONS ON LIABILITY.
IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES (INCLUDING LOSS OF BUSINESS PROFITS) ARISING FROM OR RELATED TO THIS AGREEMENT EVEN IF THE OTHER PARTIES ARE ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or exclude a party’s liability arising from or related to this Agreement for: (i) death or personal injury caused by its negligence, or the negligence of its personnel, agents or subcontractors; (ii) fraud, fraudulent misrepresentation or willful misconduct; (iii) claims arising in connection with a party’s, its Affiliates or its licensee’s infringement of any other party’s intellectual property rights, including without limitation exceeding the scope of the licenses granted in this Agreement or breaching a license restriction or limitation in this Agreement; (iv) liability arising in connection with a breach of Section 3.B, 3.C or 3.D by the Company, any Digicore Company, or their Affiliates or any Inseego or its Affiliates (as applicable), or (v) for any other liability which cannot be limited or excluded by applicable law.
10.TERM.
A.The term of the License shall commence on the Effective Date, and shall, subject to the terms of this Agreement, continue until the date of expiry of the last of the license periods set out in Section 2 (License Grant)(the “Term”). Licensor may not terminate the License prior to the expiration of the Term, except as provided in Section 10B. In the event of a breach of this Agreement by Licensor, Licensee may, subject to the terms and conditions in this Agreement, seek its available remedies at law and in equity, but Licensor may not terminate the License as a result of such breach.

B.Licensor may terminate the License provided hereunder prior to the expiration of the Term should Licensee breach this Agreement by causing Brand Damage (as defined below) to the Licensed Marks; provided, however, that prior to any such termination:
    (a)   Licensor shall be required to provide written notice to Licensee within thirty (30) days of becoming aware of the initial occurrence of any claimed Brand Damage (“Violation Notice”) and Licensee shall have seven (7) days after receipt of the Violation Notice to provide a written response that it either disputes such claim of Brand Damage (“Dispute Notice”), agrees to cure such Brand Damage (“Election to Cure Notice”) or agrees with such Brand Damage as provided in the Violation Notice and believes that either such Brand Damage is incapable of being cured or otherwise elects not to cure such Brand Damage (“Agreement Notice”).
    (b) In the event that Licensee issues a Dispute Notice, the parties shall refer the dispute to the CEO of the Licensor and the Senior Vice President, Enterprise SAAS Solutions of Inseego or such other person as Inseego designates, or their respective successors or designees who shall promptly meet in good faith to resolve the Dispute.  If the CEO of the Licensors and Senior Vice President, Enterprise SAAS Solutions of Inseego or such other person as Inseego designates, or their respective successors or designees do not agree in writing upon a decision within fifteen (15) calendar days after the reference of the matter to them, the parties shall escalate the dispute to the Chief Executive Officer and/or the CEO of Convergence Partners and the Senior Vice President, Enterprise SAAS Solutions of Inseego or such other person as Inseego designates, or their respective successors or designees who shall promptly meet in good faith to resolve the Dispute.  If the Chief Executive Officer and/or the CEO of Convergence Partners and Senior Vice President, Enterprise SAAS Solutions of Inseego or such other person as Inseego designates or their respective successors or designees do not agree in writing upon a decision within fifteen (15) calendar days after the reference of the matter to them, then any party shall be free to exercise the Arbitration right provided under Section 12.Q. below to make a final determination of whether Brand Damage has occurred.
    (c) In the event that Licensee issues an Election to Cure Notice, then Licensee shall provide written notice on or before the expiration of the Cure Period that it has either cured the Brand Damage (“Cure Notice”) or has elected to issue an Agreement Notice.  Licensor shall have fifteen (15) days to respond to the Cure Notice that it either (i) agrees with the Cure Notice, in which case this Agreement shall continue and Licensee shall continue to have the rights to use the Licensed Marks in accordance with the Agreement through the Term; or (ii) disagrees with the Cure Notice, in which case the dispute mechanism set forth in Section 10B(b) shall apply to resolve such disagreement.
    (d) In the event that Licensee issues an Agreement Notice in accordance with 10B (a) or 10B (c), then the License shall terminate effective immediately upon such Agreement Notice.
C.For purposes of this Section 10, “Brand Damage” shall mean any use by the Licensees that materially diminishes or otherwise materially damages the reputation or goodwill in the Licensed Marks and that is substantially different from the use by Licensees of the Licensed Marks prior to the Effective Date, other than, and specifically excluding, any reduction in use or non-use of the Licensed Marks.

11.EFFECT OF TERMINATION.
Except if explicitly set forth otherwise in this Agreement, upon the expiration of the License Period, (a) Licensees’ rights will terminate and the Licensees will have no further rights, privileges, or licenses under this Agreement, (b) Licensees will discontinue immediately all use of the Licensed Marks and will not use any confusingly similar marks (and will cause its sublicensees to discontinue immediately all use of the Licensed Marks and not use any confusingly similar marks), (c) Licensee shall (and shall cause its sublicensees to) immediately (i) file to amend any corporate name registrations to an alternative name that does not include the Licensed Marks or any words or terms confusingly similar thereto with the appropriate government, administrative, or other similar registry, only to the extent required in Section 2.E, (ii) upon Licensor’s written request, transfer to Licensor, at Licensor’s cost, any domain name that includes any Licensed Mark or any words or terms confusingly similar thereto via the applicable domain name registrar’s procedure, provided the applicable registrar’s policy permits such transfer and provided Licensor takes all steps reasonably required of Licensor to effect any such transfer, and (iii) upon Licensor’s written request, transfer to Licensor, at Licensor’s cost, any social media account and user name that includes any Licensed Mark or any words or terms confusingly similar thereto via the applicable social media platform’s procedure if such platform permits such transfer and provided the Licensor takes all steps reasonably required of Licensor to effect any such transfer. For avoidance of doubt, no content posted or available at any time under the Licensee’s referenced domain names or social media accounts in Sections (ii) and (iii) above, respectively (the “Licensee Content”), shall transfer to Licensor at any time, and Licensor acknowledges that, as between Licensor and Licensee, Licensee shall be and remain the sole owner of any and all such Licensee Content and Licensor shall not (and shall cause its Affiliates to not) use, copy, modify, create any derivative works based on, distribute or perform the Licensee Content.
GENERAL TERMS
12.MISCELLANEOUS.
A.Independent Contract Relationship. The relationship between any Licensor and any Licensee under this Agreement is that of independent contractor. Nothing in this Agreement shall be construed as creating a relationship between any Licensor, on the one hand, and any Licensee, on the other hand, of joint venturers, partners, employer-employee, or agent. No party has the authority under this Agreement to create any obligations for any other party, or to bind any other party to any representation or document and no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement.
B.Entire Agreement. This Agreement (including all exhibits, schedules or other attachments hereto) constitutes the complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, promises, representations, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings.
C.Amendment. This Agreement may be amended or modified only by an instrument in writing signed by the parties.
D.Third Parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

E.Expenses. Each party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
F.Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by courier service (c) sent by email or electronic (i.e., pdf) transmission to the electronic address and to the attention of the person (by name or title) set forth below, which the parties choose as their domicilium citandi et executandi for all purposes under this Agreement, (or to such other address and to the attention of such other person as a party may designate by written notice to the other parties):
G.If to the Licensees:
Inseego Corp.
9710 Scranton Road, Suite 200
San Diego, CA 92121
Attn: General Counsel
E-mail: kurt.scheuerman@inseego.com

with a mandatory copy to:

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attn: Larry W. Nishnick, Esq.
Facsimile No.: +1-858-638-5014
E-Mail: larry.nishnick@dlapiper.com

If to Company, Ctrack SA or any Digicore Company:

For the attention of:	Heinrich Jordt
Address:	Route 21 Corporate Office Park,
Regency Office Park, No. 9 Regency Drive, Irene, Ext 30. Centurion, 0046
Email:	Hein.Jordt@ctrack.co.za

with a mandatory copy to:

For the attention of:	Brandon Doyle
Address:	3rd floor, 30 Jellicoe Avenue, Rosebank, South Africa
Email:	brandond@convergencepartners.com
With a copy to:	legal@convergencepartners.com

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the day after delivery to the overnight courier service if sent thereby, or (iii) the date of the electronic delivery was sent indicates that the electronic mail was sent in its entirety to the e-mail of the recipient.
H.Construction. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to "Article", or "Section" refer to the corresponding articles or sections of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a "party" or "parties" refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. The term "person" as used in this Agreement means an individual, firm, corporation, partnership, limited partnership, limited liability company, limited liability partnership, association, estate, trust, pension or profit-sharing plan, or any other entity, including any governmental entity. Where the words include(s), including or in particular followed by specific examples shall be construed by way of example or emphasis only and shall not be construed, nor shall it take effect, as limiting the generality of any preceding words, and the eiusdem generis rule is not to be applied in the interpretation of such specific examples or general words and where the context permits, the words other and otherwise are illustrative and shall not be construed eiusdem generis with or limit the sense of the words preceding them where a wider construction is possible.
I.Cumulative Remedies. Subject to Section 10, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or which may now or subsequently exist at law, by statute or otherwise.
J.Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
K.Severability. If any provision of this Agreement is rendered invalid, illegal or unenforceable, in any respect under any law, its shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision shall be deemed deleted. Any modification to or deletion of a provision under this section shall not affect the validity and enforceability of the rest of the Agreement. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
L.Representation of Parties. The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against any party regardless of which party was responsible for the drafting thereof.
M.Survival of Rights, Duties and Obligations. Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to such party or which thereafter may accrue in respect of any act or omission prior to such termination.
N.English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all translations of this Agreement into any other language shall be for accommodation only and shall not be binding on the parties. All notices, consents, waivers and other communications required under this Agreement shall be given in the English language.
O.Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by other electronic means shall be deemed to be their original signatures for all purposes.
P.Governing Law; Jurisdiction
(i)The validity of this Agreement, its interpretation, the respective rights and obligations of the parties and all other matters arising in any way out of it or its expiration or earlier termination for any reason shall be determined in accordance with the laws of the Republic of South Africa.

(ii)Subject to Section 12Q (Dispute Resolution), the parties consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg in any dispute arising from or in connection with this Agreement.
Q.Disputes Subject to Arbitration. Subject to the provisions of Section 112Q(iii) (Application to Court for Urgent Relief), each and every party to this Agreement irrevocably and unconditionally consents to the referral to and final resolution by arbitration of any and all disputes in connection with or arising out of or relating to this Agreement (including all addenda, annexures and/or schedules) including, without limitation, any dispute concerning: (i) the existence, validity and/or enforceability of this Agreement apart from this Section 12Q (Dispute Resolution); (ii) the interpretation and effect of the Agreement; (iii) the parties' respective rights or obligations under the Agreement; (iv) the rectification of the Agreement; (v) the breach, termination or cancellation of the Agreement or any matter arising out of the breach, termination or cancellation; and/or (vi) damages arising in delict, compensation for unjust enrichment or any other claim pertaining to this Agreement, whether or not the rest of the Agreement apart from this Section 12Q (Dispute Resolution)is valid and enforceable, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this Section 12Q (Dispute Resolution).
(i)Seat and Venue. The seat of the arbitration shall be the procedural law of the Republic of South Africa and venue of the arbitration shall be London, United Kingdom.
(ii)Language, Governing Law and Number of Arbitrators. The language to be used in the arbitration proceedings is English. The governing law of the arbitration in terms of this Section 12Q (Dispute Resolution) is the laws of South Africa. The number of arbitrators shall be 1 (one).
(iii)Application to Court for Urgent Relief. Nothing contained in this Section 12Q (Dispute Resolution) shall prohibit any party from approaching any court of competent jurisdiction for interdictory or urgent relief.
(iv)Severability of this Section 12Q (Dispute Resolution). The provisions of this Section 12Q (Dispute Resolution) shall be severable from the remainder of this Agreement and shall survive invalidity, cancellation or other termination of this Agreement for whatever cause or reason.
R.Specific Performance. Each of the parties recognizes that any breach of its respective obligations under this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to any other remedies including damages, any other non-breaching party shall be entitled to seek equitable remedies, including without limitation injunctions, interdicts, restraining orders and to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages or the posting of any bond or other security.
S.Survival. Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination of this Agreement shall remain in full force and effect.
T.Authority. The parties represent and warrant that the execution and delivery of this Agreement has been duly authorized by all necessary corporate actions and that the individual executing this Agreement has all requisite corporate authority to execute this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Trademark Agreement dated as of the first date above written.
The “Inseego Companies”

INSEEGO CORP.

By: /s/ Craig L. Foster
Name:     Craig L. Foster
Title: Chief Financial Officer

Ctrack Holdings (Pty) Limited

By: /s/ Natasha Gomes
Name: Natasha Gomes
Title: VP Finance SA

The “Digicore Companies”

DIGICORE BRANDS (PTY) LIMITED

By: /s/ Natasha Gomes
Name: Natasha Gomes
Title: VP Finance SA

DIGICORE TECHNOLOGY (PTY) LIMITED

By: /s/ Natasha Gomes
Name: Natasha Gomes
Title: VP Finance SA

DIGICORE ELECTRONICS (PTY) LIMITED

By: /s/ Natasha Gomes
Name: Natasha Gomes
Title: VP Finance SA

CTRACK AFRICA HOLDINGS (PTY) LIMITED

By: /s/ Natasha Gomes
Name: Natasha Gomes
Title: VP Finance SA

Ctrack (SA) Proprietary Limited

By: /s/ Natasha Gomes
Name: Natasha Gomes
Title: VP Finance